United States securities and exchange commission logo





                     September 28, 2023

       Zexiong Huang
       Chief Executive Officer
       Pintec Technology Holdings Ltd
       3rd Floor, No. 11 Building
       No. 109 Yard Tianjizhigu
       Jinghai 3rd Street, BDA, Beijing, 101111
       People   s Republic of China

                                                        Re: Pintec Technology
Holdings Ltd
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            Filed May 15, 2023
                                                            File No. 001-38712

       Dear Zexiong Huang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Jeffrey Li